UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 30, 2007

(Date of Earliest Event Reported)

GAMMACAN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-32835	33-0956433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 Jerusalem St.

Kiryat Ono 55423 Israel

(Address of principal executive offices)

(972) (3) 738-2616  (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On October 30, 2007, Mr. Shmuel Levi resigned from his positions as member of the Registrant’s board of directors, audit committee and compensation committee and chairman of the audit committee. There were no disagreements with the Registrant on any matter related to its operations, policies or practices. Mr. Levi will continue to serve the Registrant as a consultant.

In connection with the foregoing resignation, on October 30, 2007, Mr. David DeMedio was appointed to fill the vacancy on the Registrant’s board of directors and was additionally appointed to the Registrant’s audit committee and compensation committee. The Registrant’s board determined that Mr. DeMedio is an “audit committee financial expert”. Mr. Josef Neuhaus was appointed chairman of the audit committee to replace Mr. Levi.

Mr. DeMedio, age 36, currently serves as Chief Financial Officer of USA Technologies, Inc. (NASDAQ: USAT), a provider of wireless networking, cashless transactions, asset monitoring and energy management products, and has held this position since April 2005. Since joining USA Technologies in March 1999, Mr. DeMedio has held various positions including Vice President-Financial & Data Services, interim Chief Financial Officer, Director of Network and Financial Services, and Controller. Prior to joining USA Technologies, Mr. DeMedio was employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor of its accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

The Registrant granted Mr. DeMedio options to purchase a total of 225,000 shares of its common stock under the Registrant’s 2007 Global Share Option Plan at an exercise price of $0.41 per share, one third vesting on each of the first, second and third anniversaries of Mr. DeMedio’s appointment. Further, the Registrant entered into its standard form of indemnification agreement with Mr. DeMedio. The Registrant also amended Mr. Levi’s option agreements so that his 225,000 options previously granted to him will continue to vest and be exercisable under the terms of such agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2007

GAMMACAN INTERNATIONAL, INC.

By: /s/ Patrick N.J. Schnegelsberg
Name: Patrick N.J. Schnegelsberg Title: Chief Executive Officer